Exhibit 99.1

May 2008

Volume 5, Issue 2

United Wisconsin Grain Producers LLC

Front (L-R): Bob Lange, Bill Herrmann, Bob Miller, Berwyn Westra Back (L-R): Carl Benck, Cal Dalton, Kevin Roche, Jerry Franz, Tom Hanley

Inside this issue:

Commodities Manager	2

Operations Manager	3

Maintenance Manager	3

CFO	4

Board News/Bill Herrmann — President

Thanks to all who attended our annual meeting on April 12th. We heard interesting presentations on the corn and ethanol supply and demand outlook from our guest speakers, as well as company related reports from management. Congratulations to Jerry Franz, Kevin Roche and Berwyn Westra on their re-election to our board. They have been an integral part of the formation and continuing operations of UWGP.

We have now completely paid off our capital loan from retained earnings. We expect to borrow again when we proceed with our expansion program, but for the time being we are debt free. We continue to evaluate new and improved technology including corn oil extraction and alternative fuels, and how these might be incorporated in our operation. Our goal remains to improve efficiencies as well as increase production. In these times of tight margins, we strive to maintain our position as a low cost producer.

Just as increased energy costs have impacted farmers’ cost of production, and all of us with higher fuel prices, so too have UWGP’s costs increased for natural gas, electricity, urea and chemicals, as well as the associated transportation costs of receiving products and delivery of ethanol. These are in addition to our increased corn costs. We have experienced some increase in ethanol prices recently, but not as much as you might expect. Given the value of gas, higher ethanol prices are warranted.

We in the industry know the current media and political spin of ethanol being the sole force behind high food prices, and even shortages, is grossly untrue. It behooves all of us to stand up and defend our industry.

Jeff Robertson

Jeff Robertson — CEO

Greetings to all. I hope that all of you who had to plant a crop got through this difficult planting season – successfully and safely.

We’ll need that corn crop in the fall and next year. We’ve just gotten through a shut down that included work which we expect will allow us to get very close to our 60 million gallon annual production target. Our corn usage will increase from 54,000 bushels a day to 60,000 bushels as we approach that goal.

Well before this fall harvest we’ll have the new dry distillers grain loading system up and running. That addition will allow us to improve our unloading rate and reduce waiting times for our customers.

As you are no doubt aware, crude oil is up to $133.00 a barrel and gas is very near $4.00/gallon. Corn is about $6.00/bushel in the nearby month. So it wouldn’t be unreasonable to expect that ethanol would be up commensurably.

Well you’d be wrong on that last point. Ethanol has been trading between $2.50 and $2.60 a gallon for the past two months (Chicago Spot Market). At the same time, wholesale unleaded gasoline has risen nearly $1.00/gallon. The blenders and retailers are making $1.40 a gallon on every gallon of ethanol they purchase, blend and retail.

Even so, UWGP has been very competitive in generating net revenues, and doing reasonably well, given much tighter margins. As reported in our benchmarking service for the first quarter, our net revenue per gallon was double the industry average. Barb Bontrager’s report on Page 4 outlines our financial results for the first quarter. We are still projecting a good year and positive results for 2008, but some of the toughest sledding we’ve seen yet.

There has been a considerable amount of negative press on our industry recently so I will leave you with a few facts about our industry that are not commonly heard.

•                  Ethanol is approaching 5% of the nation’s motor fuel supply.

•                  The use of ethanol in the fuel supply is saving retail buyers $0.35 per gallon according to Merril Lynch.

•                  Sixty-five percent (65%) of all motor fuel sold contains ethanol.

•                  Ethanol is consuming about 20% of the US corn crop, but is returning about 1/3 of that use in the form of high protein animal feed.

•                  About 25% of the increase in food prices is related to agricultural products being more expensive – including corn, wheat and soy beans – the remaining 75% is related to energy costs.

•                  U.S. corn exports are expected to reach 2.5 billion bushels this year, the highest total in 30 years.

Dan Wegner — Commodities Manager

“So Why are Corn Prices so High?”

Hello everyone, by the time you read this, I hope spring will have arrived, and this winter-like weather will have passed for the year. Thus far, Mother Nature has not been kind to those of you attempting to plant crops. The persistent cool wet weather has much of the corn-belt with unplantable soggy fields, creating increased price volatility in an already hyper market. We have a very interesting supply and demand predicament brewing in corn, one which will undoubtedly go down as historical. Even though corn prices have doubled since October 2006, demand for corn has been strong. Corn exports have continued to increase year over year as the value of the dollar has declined, and alternative supplies of corn have dwindled in China and South America. The U.S. has been the major supplier of corn to most parts of the world, keeping export demand strong. Domestically, corn demand continues to increase mainly due to the expansion of the dry mill ethanol grind to meet the ethanol demand.

On March 31st, the United States Department of Agriculture (USDA) released their annual planting intentions report, and indicated that American farmers intended to plant 86 million acres of corn this season, fewer acres than last year, in fact 7.6 million fewer acres than 2007. Given strong projected demand for corn going forward, fewer acres pose a potential big supply problem for corn. Compound this issue of fewer acres with poor planting weather and we add more fuel to the fire, thus prices continue to surge higher. University trials and studies indicate a strong correlation between corn yield and early planting dates, such that corn planted after May 5th in much of the Upper-Midwest decreases in yield for every day beyond May 5th that corn is planted. Currently analysts are projecting only 40-45% of the corn will be planted by May 11th nationally. This prelude brings us to today, May 9th the day in which the USDA released the May crop report for corn, soybeans and wheat outlining a projection for supply and demand for both the 07/08 and the 08/09 crop years. When we look at the reports, most people in the industry focus on the projected carry out or residual amount of the commodity on hand at the end of the marketing season which coincides with the start of the new crop harvest. Currently the government is projecting corn carry out to be 1.383 billion bushels for 9/1/2008 and only 763 million bushels on 9/1/2009. The 763 million bushel represents a “stocks to use ratio” of 6%, and is the lowest projection in 34 years issued by the USDA in May. This tight projected carry out on its own represents problems. However, when we look a little closer at how the USDA arrived at this carry out, some rather controversial issues are exposed. First, the government is using an average yield of just under 154 bushel per acre, a somewhat lofty yield goal when one considers we have only averaged at or above that yield nationally one or two times. Second point is the USDA cut projected feed use by 850 million bushels, reducing feeding by 14%. Third point is a 16% cut in exports of corn, figuring that other countries will have available supplies to compete in the world market and take some of the burden off the U.S. I point these issues out due to the fact that had the USDA not used a yield or 154, and cut the feed use and exports, the balance sheet would be indicating we would run out of corn. So my answer to the question is this, the supply and demand fundamentals are extremely tight for U.S. corn, with the major problem being not enough acres are going to be planted to corn this year given the current demand structure for calendar years 2008 and 2009. In my opinion, corn prices remain much higher than normal for the foreseeable future. One unpredictable force stands between now and the final outcome of our corn equation, and that is weather. Since 1974 we have had 13 years much like this year with cool, wet, late spring weather. Five years we had droughts develop throughout the remainder of the growing season, or nearly one in three years. This is substantial when one considers on average droughts occur 1 in 10 years, however in years of wet springs, it is 1 in 3! On the other hand, the other 8 years since 1974, wet spring weather translated into yields which averaged 115% above trend line yields. Let’s all hope for good growing conditions moving forward, and don’t hesitate to do a little rain dance from time to time this summer.

“... the supply and demand fundamentals are extremely tight for U.S. corn.....“

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions. These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

Eric Kuntz

Eric Kuntz—Operations Manager

Have you ever wondered why the alcohol content of liquor is referred to as “proof”? According to History of Alcohol, the term dates back to the earliest days of liquor distilling when dealers would test the strength of an alcoholic product by soaking gunpowder in the beverage and then igniting it. Spirits with enough alcohol to ignite were considered to be 100 proof – the idea being the gunpowder test was “proof” that the juice was strong. Eventually the proof figure was set as double the alcohol percentage, so 86 proof whiskey is 43 percent alcohol and pure alcohol is 200 proof.

The fuel ethanol made at UWGP needs to be nearly 200 proof. Distillation is the process of boiling out the ethanol from the beer made in fermentation. Using normal distillation techniques, ethanol can only be purified to around 96% - that’s why commercially available grain alcohols never exceed 192 proof. Once this 96% ethanol/4% water concentration is reached, vapor from the boiling mixture also contains 96% ethanol and 4% water, so additional distillation is ineffective. This mixture is known as an azeotrope.

In the early days of fuel ethanol production, this problem was overcome by azeotropic distillation. One technique involves adding an entrainer - typically benzene - that breaks the azeotrope so the ethanol can be further purified. A couple of issues with this technology are additional distillation steps are required (i.e., more equipment and more energy) and benzene is a known carcinogen. But this was used successfully for years, until more recently when molecular sieves were introduced to the industry.

Just as the name implies, molecular sieves separate molecules. The mole sieves are large vessels filled with BB sized desiccant beads – millions of them. These beads are made of a synthetic zeolite material and engineered to have tiny pores in them that are 3 Angstrom (3A) in size (an Angstrom is a unit of measure used in molecular studies; a human hair is approximately 1 million Angstrom wide. In other words, an Angstrom is really, really small). Water molecules are slightly smaller than 3A and ethanol molecules are larger than 3A.

The 190 proof (95% ethanol) vapor made in distillation is sent through a molecular sieve and the small water molecules get trapped in the pores of the beads. The larger ethanol molecules pass on through, resulting in a final product that is nearly 200 proof alcohol.

UWGP uses three molecular sieve “bottles”, each one running in sequence for only five minutes at a time. After five minutes, the pores in the beads are full and too many water molecules begin to pass through with the alcohol. The vapor feed then switches to the next bottle, and the saturated one that just shut off goes through a regeneration cycle where negative pressure is used to pull the water out of the beads to get the bottle dried out, soon to be fed again.

The use of molecular sieves has substantially improved the energy efficiency of ethanol plants and the overall safety of our industry – and we have the proof!

Molecular Sieve Beads

Dan Groh

Dan Groh —Maintenance Manager

With the winter of 07/08 now in the books we are all sighing a bit of relief here at the plant. It seemed for a while that the winter may never end. We had planned for a plant shut-down in November of last year to address some maintenance issues before winter but as the time for the shutdown approached, so did winter. The freezing temperatures came early and never seemed to go away. With all the liquids and slurries that we handle we could not chance shutting down and risking a freeze-up. There is a tremendous amount of coordination and planning that goes into a maintenance shutdown in order to accomplish as much as possible within a very short time period. As November dragged on it became apparent that we would have to wait until spring to address the items of concern. On April 28th we finally shut down for some much needed repairs. It had been over eight months since some of our conveyors and elevators had been shutoff for inspection. Many times it is easy to forget that the plant and equipment run 24/7, and 8 months of continuous operation equates to almost 6000 hours of running. The fact that we had virtually no production losses during those 8 months is a testament to the production and maintenance staffs’ attention to detail. We have an excellent team here at UWGP where everyone works together and communicates well, we could not achieve this level of success without everyone working towards success.

As I mentioned earlier, we have recently completed a major plant shutdown to address maintenance issues, equipment cleaning, and some tie-ins for new systems. At our current operating rate of 53 million gallons per year we have maxed out the amount of steam that our current boiler can produce. We will be bringing in a temporary rental boiler to supplement our steam production so we can continue to increase production. During the shutdown we needed to provide a tie-in point on our main steam header to accommodate the rental boiler. We have also made provisions to provide tie-in points for an additional centrifuge, and new cooling tower. By planning ahead and getting valves and electrical provisions done during routine shutdowns we are able to install and complete these projects without further interruptions when the new equipment is installed.

Overall the plant has been running fairly well. We are continuously looking at ways to increase production, while at the same time reducing our energy inputs as well as our water usage. There are many exciting technologies coming to light and we are reviewing many of them to evaluate the feasibility of implementing them into our process. We are committed to our country’s energy independence as well as remaining a green source of energy. We do not have a crystal ball to see what this industry will look like in the next 5-10 years but I can assure you that there will be many changes to our process. UWGP has been very active in keeping up with the changing technologies; we do not bury our head in the sand hoping this market will get better. We know that we need to continue to squeeze more production from less energy. The result will be good news for UWGP as well as America, and the rest of our planet.

“... we could not achieve this level of success without everyone working towards success.”

United Wisconsin Grain Producers LLC

Post Office Box 247
Friesland, WI 53935

Phone: 920-348-5016
Fax: 920-348-5009
E-mail: mail@uwgp.com

We’re on the Web
www.uwgp.com

Barb Bontrager — CFO

Who would have predicted a $7.5 million net income ($350,000 over 1st quarter of last year) with an average of $4.21 per bushel paid to the producer for corn in the first quarter of this year? We averaged 53 cents per gallon net income in this quarter which ranked us number three of 26 plants who submitted data to the benchmarking service! This results in a return on equity invested of 108% and a return on assets of 34% which put us at plant number five of the 26 plants. The average net back for ethanol for the quarter was $2.05 as compared to $1.85 in 2007, $1.98 in 2006 and $1.50 in 2005. Our cost of production net of Distiller Grain revenue which we recorded for the 1st quarter was $1.45 as compared to $1.38 average for 2007, $1.11 in 2006 and $1.16 in 2005.

Having paid the balance of our term note on April 24, 2008, we are currently debt free! We will be able to continue with the expansion project with cash from operations for some time but as we near the end of the year, we may be looking at additional debt financing to complete new projects. We have begun soliciting preliminary quotes for the financing.

Our quarterly SEC report (10Q) was filed timely on May 15, 2008. This and all of our SEC reports are available from a link on our website www.uwgp.com —> Click on Company Information —> Click on Financial Information —> Click on the large green button “click here” —> on the next page, click on the [html] link in red to the left of the report you want to view. The most recent filing is on top with the “10Q” or “10QSB” being our quarterly reports and the “10K” or “10KSB” our annual reports.

2008 Scholarship Recipients

Front (L-R): Molly Vossekuil—Randolph, Rochelle Ripp— Lodi, Kayla Becker—Pardeeville, Samuel Redeker—Randolph
Back (L-R): Carl Benck, Bob Miller, Bob Lange, Bill Herrmann

Other recipients not pictured include the following: Josh Corlett and Jason Esveld both of Fall River

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